EXHIBIT 99.1

FreightCar America, Inc. Reports Third Quarter 2017 Results

Highlights

  Third quarter revenue of $72.0 million on deliveries of 829 units compared to $113.5 million on 1,214 units in third quarter of prior year
  Third quarter net loss of $11.6 million, or $0.94 per diluted share, including $2.6 million in after-tax unusual expenses, or $0.21 per diluted share
  Total cash, cash equivalents, marketable securities and restricted cash of $127.3 million at September 30, 2017
  New orders for 920 railcars received during the quarter
  Backlog increased to 3,317 railcars at a value of approximately $291 million
  Full year 2017 delivery range increased 300 units to between 4,600 and 4,800 railcars
  Quarterly dividend suspended to increase financial flexibility and maintain a strong balance sheet

CHICAGO, Nov. 01, 2017 (GLOBE NEWSWIRE) --  FreightCar America, Inc. (NASDAQ:RAIL) today reported results for the third quarter ended September 30, 2017, with a net loss of $11.6 million, or $0.94 per diluted share, including after-tax charges of $2.6 million in unusual expenses described below, compared to net income of $0.1 million, or $0.00 per diluted share, in the same period last year.

“We are extremely disappointed with our third quarter results.  While the challenging market conditions adversely impacted pricing and contributed to lower quarterly deliveries, we also felt the full impact of the persistent manufacturing challenges at our Shoals facility,” said Jim Meyer, President and Chief Executive Officer. “We are fully engaged in addressing the ongoing manufacturing issues.  While it will take time, I am confident that we know what to do and in our ability to implement the changes required to address these issues.  We also remain focused on managing our balance sheet.  This focus has resulted in positive operating cash flow in 2017, $127 million in cash and marketable securities, and the ability to make future investments to enhance profitability and shareholder value.”

Financial Overview

Consolidated revenues were $72.0 million in the third quarter of 2017 compared to $113.5 million in the same quarter of 2016. The Company delivered 829 railcars in the third quarter of 2017, all of which were new railcars. This compares to 1,214 railcars delivered in the third quarter of 2016, all of which were new railcars. Orders in the third quarter of 2017 totaled 920 new railcars. The Company had a diversified backlog totaling 3,317 railcars at September 30, 2017, valued at approximately $291 million. Based upon current backlog and production schedules, the Company increased its full year 2017 delivery range to between 4,600 and 4,800 railcars.

Consolidated operating loss for the third quarter of 2017 was $18.6 million compared to an operating loss of $0.1 million for the third quarter of 2016. The consolidated operating loss for the third quarter of 2017 was negatively impacted by certain unusual pre-tax expenses, including a $2.9 million provision for a contingent liability, $1.2 million in severance and other costs associated with our change in our chief executive officer and $0.1 million in restructuring and impairment charges associated with our previously announced cost reduction plan.  Adjusted operating loss, which excludes the effect of these amounts, was $14.5 million for the third quarter of 2017 compared to adjusted operating income of $1.5 million, which excludes the effect of $1.5 million of restructuring and impairment charges related to our cost reduction plan, for the third quarter of 2016. Adjusted operating income (loss) is a non-GAAP financial measure. A reconciliation of adjusted operating income (loss) to operating income (loss), the most directly comparable GAAP measure, is provided in the attached supplemental disclosure.

Cash, cash equivalents, marketable securities, restricted cash and restricted certificates of deposit increased $28.6 million since December 31, 2016 to $127.3 million as of September 30, 2017. The increase is primarily attributable to the receipt of an $11.9 million income tax refund and reductions in working capital.

Suspension of Dividend

The Board of Directors approved the suspension of the Company’s quarterly dividend to its shareholders to maintain its strong balance sheet and financial flexibility.  The suspension of the quarterly dividend, which was previously $0.09 per share, is expected to result in additional liquidity of approximately $1.1 million per quarter.

The Company will host a conference call and live webcast on Thursday, November 2, 2017 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s third quarter 2017 financial results. To participate in the conference call, please dial (800) 230-1951, Confirmation Number 432281.  Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast
Conference ID#: 432281

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call.  An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on November 2, 2017 until 11:59 p.m. (Eastern Standard Time) on December 2, 2017.  To access the replay, please dial (800) 475-6701.  The replay pass code is 432281.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

MEDIA CONTACT Matthew S. Kohnke
TELEPHONE (800) 458-2235

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2017	2016
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$70,207	$92,750
Restricted cash and restricted certificates of deposit	6,080	5,970
Marketable securities	51,003	—
Accounts receivable, net	17,098	25,207
Inventories, net	70,263	97,904
Income taxes receivable	826	13,283
Other current assets	4,751	6,056
Total current assets	220,228	241,170

Property, plant and equipment, net	40,036	46,347
Railcars available for lease, net	23,610	24,018
Goodwill	21,521	21,521
Deferred income taxes, net	11,676	4,221
Other long-term assets	1,460	1,978
Total assets	$318,531	$339,255

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$32,043	$34,536
Accrued payroll and other employee costs	2,162	3,117
Reserve for workers’ compensation	3,695	4,444
Accrued warranty	7,880	8,324
Customer deposits and deferred revenue	354	371
Other current liabilities	3,071	3,343
Total current liabilities	49,205	54,135
Accrued pension costs	6,504	6,821
Accrued postretirement benefits, less current portion	5,715	5,769
Deferred income state and local incentives, long-term	9,716	11,380
Accrued taxes and other long-term liabilities	4,622	4,236
Total liabilities	75,762	82,341

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	90,754	92,025
Treasury stock, at cost	(12,550)	(14,583)
Accumulated other comprehensive loss	(8,080)	(8,163)
Retained earnings	172,518	187,508
Total stockholders’ equity	242,769	256,914
Total liabilities and stockholders’ equity	$318,531	$339,255

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands, except for share and per share data)

Revenues	$72,025	$113,461	$330,233	$388,208
Cost of sales	79,863	103,972	322,853	354,755
Gross (loss) profit	(7,838)	9,489	7,380	33,453
Selling, general and administrative expenses	10,715	8,010	23,629	27,286
Gain on settlement of postretirement benefit plan obligation, net of plaintiffs’ attorneys’ fees	—	—	—	(14,306)
Restructuring and impairment charges	59	1,531	2,205	1,531
Operating (loss) income	(18,612)	(52)	(18,454)	18,942

Interest expense and deferred financing costs	(27)	(29)	(99)	(115)
Other income	232	13	331	95
(Loss) income before income taxes	(18,407)	(68)	(18,222)	18,922
Income tax (benefit) provision	(6,793)	(119)	(6,798)	6,672
Net (loss) income	$(11,614)	$51	(11,424)	$12,250

Net (loss) income per common share – basic	$(0.94)	$0.00	$(0.92)	$0.99

Net (loss) income per common share – diluted	$(0.94)	$0.00	$(0.92)	$0.99

Weighted average common shares outstanding -
basic	12,293,998	12,267,468	12,282,522	12,260,329

Weighted average common shares outstanding -
diluted	12,293,998	12,267,468	12,282,522	12,260,329

Dividends declared per common share	$0.09	$0.09	$0.27	$0.27

FreightCar America, Inc.
Condensed Segment Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands)
Revenues:
Manufacturing	$69,842	$111,963	$323,649	$382,258
Corporate and Other	2,183	1,498	6,584	5,950
Consolidated revenues	$72,025	$113,461	$330,233	$388,208

Operating (loss) income:
Manufacturing	$(10,028)	$6,967	$(451)	$25,179
Corporate and Other (1)	(8,584)	(7,019)	(18,003)	(6,237)
Consolidated operating (loss) income	$(18,612)	$(52)	$(18,454)	$18,942

(1) Results for the nine months ended September 30, 2016 included a $14,306 gain on settlement of a postretirement benefit plan obligation, net of plaintiffs’ attorneys’ fees.

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(11,424)	$12,250
Adjustments to reconcile net (loss) income to net cash flows provided by (used in) operating activities:
Depreciation and amortization	7,021	7,402
Recognition of deferred income from state and local incentives	(1,664)	(1,596)
Gain on settlement of postretirement benefit plan obligation	—	(15,606)
Deferred income taxes	(7,489)	17,207
Stock-based compensation recognized	566	815
Other non-cash items, net	610	984
Changes in operating assets and liabilities:
Accounts receivable	6,699	9,416
Inventories	27,074	(29,022)
Other assets	1,795	(8,174)
Accounts and contractual payables	(2,424)	(1,488)
Accrued payroll and employee benefits	(955)	(5,610)
Income taxes receivable/payable	12,566	(8,610)
Accrued warranty	(444)	(926)
Customer deposits and other liabilities	(727)	5,913
Payment for settlement of postretirement benefit plan obligation	—	(31,616)
Accrued pension costs and accrued postretirement benefits	(288)	(5,982)
Net cash flows provided by (used in) operating activities	30,916	(54,643)

Cash flows from investing activities

Purchase of restricted certificates of deposit	(6,632)	(2,089)
Maturity of restricted certificates of deposit	6,522	3,015
Purchase of securities held to maturity	(63,895)	—
Proceeds from maturity of securities	13,000	12,001
Purchases of property, plant and equipment	(613)	(13,070)
Proceeds from sale of property, plant and equipment	119	—
State and local incentives received	1,410	—
Net cash flows used in investing activities	(50,089)	(143)

Cash flows from financing activities

Employee stock settlement	(19)	(75)
Deferred financing costs	—	(81)
Cash dividends paid to stockholders	(3,351)	(3,340)
Net cash flows used in financing activities	(3,370)	(3,496)

Net decrease in cash and cash equivalents	(22,543)	(58,282)
Cash and cash equivalents at beginning of period	92,750	83,068
Cash and cash equivalents at end of period	$70,207	$24,786

FreightCar America, Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)

Adjusted operating income (loss) represents the Company’s operating income (loss) adjusted to exclude the effects of the following:

  For the third quarter of 2017, $0.1 million of restructuring and impairment charges related to the Company’s cost reduction plan, charges of $2.9 million related to a contingent liability and $1.2 million in severance and other costs associated with the change in our chief executive officer;
  For the third quarter of 2016, $1.5 million of restructuring and impairment charges related to the Company’s cost reduction plan; and
  For the second quarter of 2017, $0.4 million of restructuring and impairment charges related to the Company’s cost reduction plan.

The Company believes that adjusted operating income (loss) is useful to investors because it allows investors to more effectively compare the Company’s financial results prior to and after the impact of the items described above. Adjusted operating income (loss) is not a financial measure presented in accordance with GAAP.

In addition, the presentation of this non-GAAP measure is intended to enhance the usefulness of the financial information by providing a measure that the Company’s management uses internally to evaluate the Company’s baseline performance. Accordingly, when analyzing our operating performance, investors should not consider adjusted operating income (loss) in isolation or as a substitute for operating income (loss) in accordance with GAAP. Our calculation of this non-GAAP measure is not necessarily comparable to that of other similarly titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to operating income (loss), the most directly comparable GAAP measure, follows:

	Three Months Ended September 30,		Three Months Ended June 30,
	2017	2016	2017
	(In thousands)

Operating income (loss), as reported	$(18,612)	$(52)	$(944)
Add: Restructuring and impairment charges	59	1,531	369
Add: Contingency charge	2,850	-	-
Add: CEO transition costs	1,185	-	-
Adjusted operating income (loss)	$(14,518)	$1,479	$(575)